EXHIBIT 10.16

MOUNTAIN 1ST BANK & TRUST COMPANY

SALARY CONTINUATION AGREEMENT

This SALARY CONTINUATION AGREEMENT (this “Agreement”) is entered into as of this 26th day of March, 2008, by and between Mountain 1st Bank & Trust Company, a North Carolina-chartered bank (the “Bank”), and Kirk P. Robinson, its Chief Credit Officer (the “Executive”).

WHEREAS, the Executive has contributed substantially to the Bank’s success and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive salary continuation benefits payable from the Bank’s general assets,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

ARTICLE 1

DEFINITIONS

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Accounting Principles Board Opinion No. 12, as amended by Financial Accounting Standard No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance is determined such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest  1/4%. In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control” shall mean a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a) Change in ownership: a change in ownership of the Bank occurs on the date any one person or group accumulates ownership of Bank stock constituting more than 50% of the total fair market value or total voting power of Bank stock, or

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Bank stock possessing 30% or more of the total voting power of Bank stock, or (y) a majority of the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Bank’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Bank’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Bank assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Bank’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Despite anything in this Agreement to the contrary, a transaction in which a company becomes the holding company for the Bank shall not be considered a Change in Control for purposes of this Agreement, provided the offer, sale, and issuance of shares of the holding company to Bank stockholders as part of the holding company reorganization are exempt from registration under the Securities Act of 1933 by section 3(a)(12) of that Act. If a holding company reorganization occurs, references in this section 1.4 to the Bank shall mean the holding company instead, and after a holding company reorganization a sale of all or substantially all the holding company’s assets includes sale of the Bank alone.

1.5 “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

1.6 “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7 “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination for Cause. Early Termination excludes a termination governed by section 2.4.3.

1.8 “Effective Date” means January 1, 2008.

1.9 “Intentional,” for purposes of this Agreement, no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Bank’s best interests.

1.10 “Normal Retirement Age” means the Executive’s 62 nd birthday.

1.11 “Plan Administrator” or “Administrator” means the plan administrator described in Article 8.

1.12 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.13 “Separation from Service” means the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.14 “Termination with Cause” and “Cause” shall have the same meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination with cause, Termination with Cause means the Bank terminates the Executive’s employment for any of the following reasons –

(a) the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b) disloyalty or dishonesty by the Executive in the performance of the Executive’s duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in the Executive’s capacity as a director or officer, or

(c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgement of the Bank causes material harm to the Bank or affiliates, or

(d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgement, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(f) the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(g) conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

ARTICLE 2

LIFETIME BENEFITS

2.1 Normal Retirement. Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when the Executive attains Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. If the Executive’s Separation from Service thereafter is a Termination with Cause or if this Agreement terminates under Article 5, no further benefits shall be paid.

2.1.1 Amount of benefit. The annual benefit under this section 2.1 is $144,000. Beginning one year after payment of the benefit under this section 2.1 begins, the amount of the annual benefit shall be increased annually at a rate of 3% to offset inflation.

2.1.2 Payment of benefit. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

2.2 Early Termination. Unless the Executive shall have received the benefit under section 2.4 after a Change in Control, after Early Termination the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement.

2.2.1 Amount of benefit. The annual benefit under this section 2.2 is the Early Termination annual benefit set forth on Schedule A for the Plan Year ended immediately before the Plan Year in which Separation from Service occurs, or the Early Termination annual benefit set forth on Schedule A for the Plan Year in which Separation from Service occurs if Separation from Service occurs precisely on the last day of a Plan Year. For a Separation from Service that occurs during a Plan Year rather than at the end of a Plan Year, the annual benefit shall be pro rated to take into account full months of service during the final, partial Plan Year, multiplying by one-twelfth the difference between (x) the Early Termination annual benefit set forth on Schedule A for the end of the Plan Year in which Separation from Service occurs and (y) the Early Termination annual benefit set forth on Schedule A for the end of the Plan Year immediately before the Plan Year in which Separation from Service occurs, and multiplying that product by the number of full months of service completed by the Executive in the Plan Year in which Separation from Service occurs. For a Separation from Service that occurs during a Plan Year rather than at the end of a Plan Year, that pro rated annual benefit for the Executive’s final, partial year of service shall be added to the Early Termination annual benefit set forth on Schedule A for the Plan Year ended immediately before the Plan Year in which Separation from Service occurs, and the result shall be the Executive’s annual benefit under this section 2.2. Beginning one year after payment of the benefit under this section 2.2 begins, the amount of the annual benefit shall be increased annually at a rate of 3% to offset inflation.

2.2.2 Payment of benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

2.3 Disability. Unless the Executive shall have received the benefit under section 2.4 after a Change in Control, for Separation from Service because of Disability before Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1 Amount of benefit. The annual benefit under this section 2.3 is the Disability annual benefit set forth on Schedule A for the Plan Year ended immediately before the Plan Year in which Separation from Service occurs, or the Disability annual benefit set forth on Schedule A for the Plan Year in which Separation from Service occurs if Separation from Service occurs precisely on the last day of a Plan Year. For a Separation from Service that occurs during a Plan Year rather than at the end of a Plan Year, the annual benefit shall be pro rated to take into account full months of service during the final, partial Plan Year, multiplying by one-twelfth the difference between (x) the Disability annual benefit set forth on Schedule A for the end of the Plan Year in which Separation from Service occurs and (y) the Disability annual benefit set forth on Schedule A for the end of the Plan Year immediately before the Plan Year in which Separation from Service occurs, and multiplying that product by the number of full months of service completed by the Executive in the Plan Year in which Separation from Service occurs. For a Separation from Service that occurs during a Plan Year rather than at the end of a Plan Year, that pro rated annual benefit for the Executive’s final, partial year of service shall be added to the Disability annual benefit set forth on Schedule A for the Plan Year ended immediately before the Plan Year in which Separation from Service occurs, and the result shall be the Executive’s annual benefit under this section 2.3. Beginning one year after payment of the benefit under this section 2.3 begins, the amount of the annual benefit shall be increased annually at a rate of 3% to offset inflation.

2.3.2 Payment of benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the Disability benefit to the Executive in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

2.4 Change in Control. If a Change in Control occurs both before Normal Retirement Age and before Separation from Service, the Bank shall pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement.

2.4.1 Amount of benefit. The benefit under this section 2.4 is the greater of (x) $400,000 or (y) the Accrual Balance when the Change in Control occurs, in either case without reduction for the time value of money or other discount.

2.4.2 Payment of benefit. The Bank shall pay the benefit under this section 2.4 to the Executive in a single lump sum within three days after the Change in Control. If the Executive receives the benefit under this section 2.4 because of the occurrence of a Change in Control, the Executive shall not be entitled to claim additional benefits under section 2.4 if an additional Change in Control occurs thereafter.

2.4.3 Preservation of the Change-in-Control benefit if the Executive is preemptively terminated without Cause. If the Executive is involuntarily terminated without Cause after a Change in Control is announced but before the Change in Control occurs, the Executive shall be entitled to the benefit under this section 2.4 instead of any other benefit under this Agreement and shall be deemed to have been terminated after the Change in Control occurred. The Bank shall pay the Change-in-Control benefit to the Executive in a single lump sum within three days after the Executive’s Separation from Service; provided, however, that if payment is required by Code section 409A to be delayed the Change-in-Control benefit shall instead be paid in a single lump sum on the first day of the seventh month after the month in which the Executive’s Separation from Service occurs, with interest. A Change in Control shall be considered to have been announced on the date a press release is issued concerning the Change in Control, on the date a Form 8-K Current Report is filed with the Securities and Exchange Commission to report the Change in Control event, on the date an annual or quarterly report or proxy statement is filed with the Securities and Exchange Commission disclosing the Change in Control event, or on the date information concerning the Change in Control is publicly disseminated by the Bank in any other manner, whichever first occurs.

2.5 Lump-sum Payment of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Executive when a Change in Control Occurs. If when a Change in Control occurs the Executive is receiving the Normal Retirement Age benefit under section 2.1, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum within three days after the Change in Control. If when a Change in Control occurs the Executive is receiving or is entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.3, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum within three days after the later of (x) the date of the Change in Control or (y) the first day of the seventh month after the month in which the Executive’s Separation from Service occurs. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

2.6 Contradiction Between this Agreement and Schedule A. If there is a contradiction between this Agreement and Schedule A attached hereto concerning the amount of a particular benefit due the Executive, the amount of the benefit determined under this Agreement shall control.

2.7 Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive shall not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

2.8 One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

ARTICLE 3

DEATH BENEFITS

3.1 Death Before Separation from Service. Except as provided in section 5.2, if the Executive dies before Separation from Service, at the Executive’s death the Beneficiary shall be entitled to an amount in cash equal to the Accrual Balance existing at the Executive’s death, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5. No benefit shall be paid if the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or if a Change-in-Control payout shall have occurred under section 2.5. If a benefit is payable to the Beneficiary, the benefit shall be paid in a single lump sum 90 days after the Executive’s death. However, no benefits under this Agreement shall be paid or payable to the Executive or the Beneficiary if this Agreement is terminated under Article 5.

3.2 Death after Separation from Service. If the Executive dies after Separation from Service and if Separation from Service was not a Termination with Cause, at the Executive’s death the Beneficiary shall be entitled to an amount in cash equal to the Accrual Balance remaining at the Executive’s death, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5. No benefit shall be paid if the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or if a Change-in-Control payout shall have occurred under section 2.5. If a benefit is payable to the Beneficiary under this section 3.2, the benefit shall be paid in a single lump sum 90 days after the Executive’s death. However, no benefits under this Agreement shall be paid or payable to the Executive or the Beneficiary if this Agreement is terminated under Article 5.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement at the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse the benefits shall be paid to the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1 Termination with Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a Termination with Cause.

5.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1 Initiation – written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2 Timing of Bank response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.1.3.1	the specific reasons for the denial,

6.1.3.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

6.2.1 Initiation – written request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2 Additional submissions – information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1	the specific reason for the denial,

6.2.5.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

ARTICLE 7

MISCELLANEOUS

7.1 Amendments and Termination. Subject to section 7.15, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

7.2 Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

7.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

7.10 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.11 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, Mountain 1st Bank & Trust Company, 101 Jack Street, Hendersonville, North Carolina 28792, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

7.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank intends that the Executive not be required to incur expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank intends that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 7.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank. Despite any contrary provision within this Agreement however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

7.14 Internal Revenue Code Section 280G Gross Up. (a) Additional Payment to account for Excise Taxes. If as the result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with the Bank or its affiliates (together, the “Total Benefits”), and if any of the Total Benefits will be subject to the Excise Tax as set forth in Code sections 280G and 4999 (the “Excise Tax”), the Bank shall pay to the Executive the following additional amount, consisting of a percentage of the sum of (x) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under Code section 4999 (the “Excise Tax Payment”) plus (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. The applicable percentage of the sum of clauses (x) and (y) is referred to in this Agreement as the “Gross-Up Payment Amount.” The applicable percentage Gross-Up Payment Amount to which the Executive is entitled is 33% for a Change in Control occurring in 2009, 66% for a Change in Control occurring in 2010, and 100% for a Change in Control occurring in 2011 or thereafter. The Executive shall be entitled to no Gross-Up Payment Amount whatsoever for a Change in Control occurring before 2009.

Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

1)	Determination of “parachute payments” subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s Separation from Service (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Bank, any person whose actions result in a Change in Control, or any person affiliated with the Bank or such person) shall be treated as “parachute payments” within the meaning of Code section 280G(b)(2), and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Bank as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of Code section 280G(b)(4) in excess of the base amount (as defined in section 280G(b)(3)), or are otherwise not subject to the Excise Tax,

2)	Calculation of benefits subject to the Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

3)	Value of noncash benefits and deferred payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Code sections 280G(d)(3) and (4).

Assumed Marginal Income Tax Rate. For purposes of determining the amount of the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of Separation from Service, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Code section 68 in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive’s employment terminated, the Executive shall repay to the Bank – when the amount of the reduction in Excise Tax is finally determined – the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA, and Medicare withholding taxes and/or a federal, state, or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Bank shall make an additional Gross-Up Payment Amount to the Executive for that excess (plus any interest, penalties, or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b) Responsibilities of the Accounting Firm and the Bank. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of section 7.14(a), all determinations required to be made under this section 7.14(b) – including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) – shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after receipt of notice from the Bank or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Bank.

Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Bank. The Bank shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Bank and the Executive. Because of the uncertainty when the Determination is made about whether any of the Total Benefits will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Bank (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by the Bank (“Overpayment”). If after a Determination by the Accounting Firm the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in Code section 1274(d)(2)(B)) shall be paid promptly by the Bank to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to section 7.14(a), the Accounting Firm shall determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in Code section 1274(d)(2)(B)) shall be paid promptly by the Executive to or for the benefit of the Bank. Provided that the Executive’s expenses are reimbursed by the Bank, the Executive shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive).

7.15 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This section 7.15 shall become null and void effective immediately upon a Change in Control.

ARTICLE 8

ADMINISTRATION OF AGREEMENT

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Bank’s board of directors or such committee or person(s) as the board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator concerning any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in section 1.1.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 9

AGREEMENT NOT TO COMPETE

9.1 Covenant Not to Compete. (a) Without advance written consent of the Bank, the Executive shall not compete directly or indirectly with the Bank for one year after Separation from Service, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Bank seeks by litigation to enforce this covenant not to compete. For purposes of this section –

1) the term “compete” means

(a) providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b) assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c) inducing or attempting to induce any person who was a customer of the Bank at the date of the Executive’s termination of employment to seek financial products or services from another financial institution.

2) the words “directly or indirectly” means –

(a) acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Bank in the territory, or

(b) communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank at the Executive’s Separation from Service.

3) the term “customer” means any person to whom the Bank is providing financial products or services on the date of the Executive’s Separation from Service.

4) the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or one of its affiliated corporations.

5) “financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or an affiliate on the date of the Executive’s Separation from Service, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

6) the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

7) the term “territory” means all of the area within a 15-mile radius of any full-service banking office of the Bank at the date of the Executive’s Separation from Service.

(b) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

9.2 Remedies. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants set forth in this Article 9. Accordingly, the Executive agrees that the Bank’s remedies for a material breach or threatened breach of this Article 9 include but are not limited to forfeiture of benefits under this Agreement and a suit in equity by the Bank to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Bank from pursuing any other remedies for the breach or threatened breach.

9.3 Article 9 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 9 shall survive termination of this Agreement. However, Article 9 shall become null and void effective immediately upon a Change in Control.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	BANK:
Mountain 1st Bank & Trust Company

/s/ Kirk P. Robinson	By:	/s/ Gregory L. Gibson
Kirk P. Robinson	Its:	Chief Executive Officer

	And by:	/s/ Sherrie B. Rogers
	Its:	Corporate Secretary

BENEFICIARY DESIGNATION

MOUNTAIN 1ST BANK & TRUST COMPANY

SALARY CONTINUATION AGREEMENT

I, Kirk P. Robinson, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement –

Primary:	Melissa L. Chapel

.

Contingent:	Kirk P. Robinson Living Trust

.

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:	/s/ Kirk P. Robinson
Kirk P. Robinson

Date:	March 26, 2008

Accepted by the Bank this 27th day of March, 2008

By:	/s/ John S. Sheiry
Print Name: John S. Sheiry
Title: Chairman - Governance Committee

SCHEDULE A

MOUNTAIN 1ST BANK & TRUST COMPANY

SALARY CONTINUATION AGREEMENT

Kirk P. Robinson

Plan Year	Plan Year ending December 31,	Age at Plan Year end	Accrual Balance @ 6.00% (1)	Early Termination annual benefit payable at Normal Retirement Age (2)	Disability annual benefit payable at Normal Retirement Age (2)	Change-in-Control benefit payable in a lump sum
1	2008	41	$22,975	$6,646	$6,646	$400,000
2	2009	42	$48,784	$13,292	$13,292	$400,000
3	2010	43	$77,689	$19,938	$19,938	$400,000
4	2011	44	$109,974	$26,585	$26,585	$400,000
5	2012	45	$145,947	$33,231	$33,231	$400,000
6	2013	46	$185,938	$39,877	$39,877	$400,000
7	2014	47	$230,308	$46,523	$46,523	$400,000
8	2015	48	$279,443	$53,169	$53,169	$400,000
9	2016	49	$333,763	$59,815	$59,815	$400,000
10	2017	50	$393,721	$66,462	$66,462	$400,000
11	2018	51	$459,805	$73,108	$73,108	$459,805
12	2019	52	$532,544	$79,754	$79,754	$532,544
13	2020	53	$612,505	$86,400	$86,400	$612,505
14	2021	54	$700,305	$93,046	$93,046	$700,305
15	2022	55	$796,606	$99,692	$99,692	$796,606
16	2023	56	$902,121	$106,338	$106,338	$902,121
17	2024	57	$1,017,622	$112,985	$112,985	$1,017,622
18	2025	58	$1,143,939	$119,631	$119,631	$1,143,939
19	2026	59	$1,281,966	$126,277	$126,277	$1,281,966
20	2027	60	$1,432,669	$132,923	$132,923	$1,432,669
21	2028	61	$1,597,084	$139,569	$139,569	$1,597,084
22	August 2029	62	$1,714,862	$144,000	$144,000	$1,714,862

(1)	Calculations are approximations. Benefit calculations are based on prior year-end accrual balances for illustrative purposes. The accrual balance reflects payment at the beginning of each month.
(2)	The Early Termination and Disability annual benefit amounts shown assume that the Executive’s Separation from Service occurs precisely on the last day of the Plan Year. If Separation from Service occurs during a Plan Year rather than at the end of a Plan Year, the annual benefit shall be pro rated to take into account full months of service during the final, partial Plan Year, multiplying by one-twelfth the difference between (x) the annual benefit set forth on Schedule A for the end of the Plan Year in which Separation from Service occurs and (y) the annual benefit set forth on Schedule A for the end of the Plan Year immediately before the Plan Year in which Separation from Service occurs, and multiplying that product by the number of full months of service completed by the Executive in the Plan Year in which Separation from Service occurs. That pro rated annual benefit for the Executive’s final, partial year of service shall be added to the annual benefit set forth on Schedule A for the Plan Year ended immediately before the Plan Year in which Separation from Service occurs, and the result shall be the Executive’s annual benefit.

The Early Termination and Disability benefits shown assume the Executive’s Separation from Service occurs more than six months before the Executive’s Normal Retirement Age and that the Early Termination benefit and the Disability benefit therefore become payable beginning in the month after the Executive attains Normal Retirement Age. Under sections 2.2.1 and 2.3.1 of the Agreement, the Early Termination and Disability benefit amounts increase annually by 3% to offset inflation, beginning one year after payment of the Early Termination or Disability benefit commences.

(3) The Executive attains Normal Retirement Age on August 7, 2029. The first monthly normal retirement benefit payment will be made on September 1, 2029.

If there is a contradiction between the terms of the Agreement and Schedule A concerning the amount of a particular benefit due the Executive under sections 2.2, 2.3, or 2.4 of the Agreement, the amount of the benefit determined under the Agreement shall control.